Exhibit 99.1

                                                                             June 2, 2006

Mr. Duncan C. Mac Naughton

Albertson’s, Inc.

250 Parkcenter Boulevard

Boise, Idaho 83706

Dear Duncan:

We look forward to working with you as a key member of SUPERVALU’s executive management team following the closing of our merger with Albertson’s, Inc. We are confident that you will thrive in your new role and find it extremely rewarding.

This letter sets forth the agreement between SUPERVALU INC. (“SUPERVALU”) and you regarding your continued employment with SUPERVALU and is supplemented by the provisions of Appendix A (collectively, this letter and Appendix are referred to herein as the “Agreement”). Capitalized terms appearing herein should have the meaning ascribed to them in Appendix A. This Agreement shall become binding on the Company and you as of the date of your signed acceptance of this letter.

Section 1. Basic Terms of Employment.

A. Title and Reporting Relationship.

You have been offered and accepted the position of Executive Vice President, Merchandising and Marketing with the Company. In this position, you will report directly to the Chief Executive Officer of the Company. This position collaborates with Retail and Supply Chain Services executive leaders to provide overall direction for the following key functional areas:

•	Merchandising, which includes functions such as: Category Management, Supplier Relationships and Strategy, Price and Promotion Strategy, Own Brand/Private Label, Syndicated Data.

•	Marketing, which includes functions such as: Electronic and Print Media, Banner Strategy, Customer Card Data Analysis, Customer Segmentation and Cluster Methodology, Ad Agency Relationships, Ad Planning Strategy, e-commerce, Ethnic and Causal Marketing.

Your principal responsibilities with regard to Merchandising will be: (i) overseeing all aspects of the Company’s relationships with the supplier community; (ii) planning and negotiating product assortment; (iii) pricing and promotion of all products for resale (except pharmacy), (iv) category flow, (v) plan-o-grams; (vi) setting the Company’s Merchandising Strategy for all retail banners and (vii) accountability for the Senior Merchants in each market. Your principal Marketing responsibilities will include: (i) creating the overall market strategy for the banners; (ii) customer data analysis, (iii) segmentation, store format and cluster strategy and development, (iv) developing the strategy for, and executing, all print, electronic media, e-commerce and website management, (v) serving as the liaison between the corporate and regional merchandising teams; and (vi) control of all direct and indirect marketing campaigns.

B. Term.

This Agreement is effective as of the date of the closing of the merger of SUPERVALU and Albertson’s, Inc. (the “Effective Date”), and will continue through the second anniversary of the Effective Date. Following this Term, your employment provisions will be addressed in the same manner as similarly situated top executives of SUPERVALU.

C. Compensation.

Base Salary. Your initial annual base salary will be $450,000 per year, with an annual review in 2007 that will occur at the same time as the regularly scheduled salary reviews for similarly situated SUPERVALU executives. During the Term of this Agreement, your annual base salary cannot be reduced.

Target Bonus in Fiscal 2007. Your target bonus for fiscal 2007 is 70% of your base salary for the portion of fiscal 2007 that you will have worked for the Company after the Effective Date (assuming a June 2, 2006 Effective Date, approximately 75% of the 2007 fiscal year), or $236,250, and is dependent on the achievement of performance objectives for the 2007 fiscal year. Within 10 business days following the Effective Date, you will also be paid the amounts payable under Section 4(c) of your Change of Control Severance Agreement with Albertsons Inc. (the “Albertsons Agreement”).

Target Bonus in Fiscal 2008. Your target bonus in fiscal 2008 will be established at a level consistent with similarly situated SUPERVALU executives. However, if your target bonus opportunity falls below 70% of your fiscal 2008 annualized base salary, any deficit below 70% will be added to your 2008 fiscal base salary. Beyond fiscal 2008, your total direct compensation opportunities for such years (salary plus target bonus plus grant-date value of long-term incentives) will be established at levels consistent with similarly situated SUPERVALU executives.

Retention Award. Subject to the vesting conditions set forth herein, you will receive a $2,346,000 retention incentive award, comprised 50% of deferred cash and 50% of restricted stock (valued as of the Effective Date). Subject to the restrictions on transfer and the potential forfeiture of such award in accordance with the terms hereof, such restricted stock will afford you all rights and privileges of a shareholder (in the same manner provided for restricted stock awarded to similarly situated senior SUPERVALU executives), from and after the date of grant. Except as otherwise expressly provided herein, vesting and payment of the retention award is contingent on your continued employment with SUPERVALU, according to the following schedule:

•	10% of the total cash retention award and 10% of the total restricted shares on January 2, 2007;

•	20% of the total cash retention award and 20% of the total restricted shares on July 2, 2007;

•	30% of the total cash retention award and 30% of the total restricted shares on January 2, 2008; and,

•	40% of the total cash retention award and 40% of the total restricted shares on June 2, 2008.

In the event you incur a Qualifying Termination prior to the last day of the Term hereof, the full unpaid balance of the cash portion of the retention award would be paid to you within 10 business days of such Qualifying Termination and all of your outstanding Retention Award restricted shares will become fully and immediately vested, without further action by any party, on the date of such Qualifying Termination.

For the avoidance of doubt, the parties agree and understand that all long-term awards made with respect to Albertsons stock (other than the 2006 deferred stock units described below) shall vest as of the Effective Date in accordance with the terms of the Albertsons 1995 Stock-Based Incentive Plan and that the 2006 deferred stock unit made under Albertsons’ compensation plans and program that do not vest in full at the Effective Date shall continue in effect in accordance with its terms, except that (i) you agree that the definition of Good Reason under such agreement shall be modified in a manner consistent with such definition under this letter and Appendix A hereto and (ii) the full value of such award shall vest in all events in the event of a termination of your employment due to death or Disability (as defined in Appendix A).

Long-Term Incentive Award for Fiscal 2007. You will be eligible to receive a fiscal 2007 SUPERVALU long-term incentive award. The target payout under this award, which will be contingent on the achievement of performance goals and your continued employment through the performance period, will be established at a level commensurate with similarly situated senior SUPERVALU executives. In connection with the grant of the SUPERVALU fiscal 2007 long-term incentive award, the Company will pay you a pro rata settlement of your existing Albertsons cash-based long-term incentive opportunities as of the date of close at targeted levels, based on the portion of each outstanding performance cycle completed at close in relation to the total length of each such cycle.

Long-Term Incentive Award for Fiscal 2008. In fiscal 2008, you will be granted stock options, contingent on your continued employment with SUPERVALU, at the regularly scheduled award time, which is currently scheduled for June 2007. The sum of: (1) the grant-date value of the fiscal 2008 option award (valued through the Black-Scholes option pricing methodology); (2) the target payout under the fiscal 2007 long-term incentive opportunity described above; and (3) the grant-date value (in the case of stock options and restricted stock) and/or the targeted value (in the case of performance-based awards other than options or restricted stock) of any other long-term incentives (other than the Retention Award) granted to you by the Company during the Term, will collectively equal at least $850,000.

D. Relocation.

If you are required to relocate by SUPERVALU from Boise, Idaho to Minneapolis, Minnesota, your relocation will be handled in accordance with SUPERVALU’s relocation policies, as they apply to similarly situated senior executives. If the Company elects to relocate you to Minnesota and your employment is thereafter terminated in a Qualifying Termination, and you (or, if you are deceased, your family) elect to relocate outside of the Minneapolis area, you (or your family) will be entitled to relocation benefits (not to exceed $100,000) in relation to that move on the same basis as were provided to you in respect of your relocation to Minnesota.

E. Employee Benefits.

The general nature and aggregate value of the employee benefits (as defined in Section 1(f) of your Change of Control Severance Agreement with Albertson’s, Inc., but specifically excluding stock options, performance shares, performance units, stock purchases, stock appreciation, and incentive compensation) you were receiving from Albertson’s, Inc. prior to the closing of the merger will be continued by SUPERVALU through December 31, 2007. Subject to the above provisions of this Paragraph E, from and after the Effective Date to December 31, 2007, the specific terms and programs can be adjusted so long as such employee benefits provided to you, in the aggregate, are not less than those provided to you by Albertsons immediately prior to the Effective Date. After December 31, 2007, you will be entitled to participate in the employee benefits (other than defined benefit pension plans) that SUPERVALU provides to similarly situated senior executives, without distinction between those executives employed initially by SUPERVALU and those employed by Albertsons.

F. Deferred Compensation.

Your accrued balances under Albertsons’ deferred compensation programs as of the Effective Date shall be maintained according to the governing provisions of such Albertsons’ plans or programs. With the specific exclusion of the accruals described in the immediately preceding sentence and any earnings credited thereon after the Effective Date, your participation in future deferred compensation opportunities, plans, and arrangements following the Effective Date shall be governed by the Company’s deferred compensation programs, commensurate with similarly situated executives within the Company.

Duncan, we look forward to working with you to build our business and trust that this letter accurately sets forth the terms of our understanding regarding your future employment relationship.

Sincerely,

SUPERVALU INC.

/s/ David E. Pylipow
David E. Pylipow

Agreed and accepted this 15th day of September, 2006.

/s/ Duncan C. Mac Naughton
Duncan C. Mac Naughton

Appendix A to June 2, 2006 Duncan Mac Naughton Letter Agreement

Article 1. Definitions

1.1. “1.1. “Agreement” means this contract covering the terms of the Executive’s continued employment with SUPERVALU, including the terms and provisions set forth in the accompanying letter dated June 2, 2006.

1.2. “Cause” means that, during the Term, the Executive shall have:

(a)	Been convicted of a criminal violation involving, in each case, fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

(b)	Committed intentional wrongful damage to property of the Company;

(c)	Committed intentional wrongful disclosure of secret processes or confidential information of the Company; or

(d)	Committed intentional wrongful engagement in any Competitive Activity; and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Company’s Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

1.3. “Company” means SUPERVALU, Inc., together with all subsidiaries and other entities owned at least fifty percent (50%) by SUPERVALU.

1.4. “Competitive Activity” means the Executive’s having an investment constituting more than one hundred thousand dollars ($100,000) in or providing personal services to any business enterprise (without the prior written consent of the Company), if such enterprise:

(a)	At the time of determination, is substantially similar to the whole or a substantial part of the business conducted by the Company or any of its divisions or affiliates;

(b)	At the time of determination, is operating a store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales in excess of ten million dollars ($10,000,000), if such store or any of such stores is or are located in a city or within a radius of twenty-five (25) miles from the outer limits of a city where the Company, or any of divisions or affiliates, is operating a store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales in excess of ten million dollars ($10,000,000); and

(c)	Had aggregate net sales at all its locations, and sales by its divisions and affiliates, during its fiscal year preceding that in which the Executive made an investment therein, or first rendered personal services thereto, in excess of five hundred million dollars ($500,000,000).

1.5. “Disability” means that the Executive shall have become disabled within the meaning of, and shall have begun to receive benefits pursuant to, the long-term disability plan applicable to the Executive from time to time during the term of this Agreement.

1.6. “Effective Date” means the effective date of closing of the merger of SUPERVALU and Albertson’s Inc.

1.7. “Executive” means Duncan Mac Naughton.

1.8. “Good Reason” means the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment) during the Term:

(a)	Failure of the Company to remedy any of the following within 10 business days after receipt by the Company of written notice thereof from the Executive: (i) a significant adverse change in the Executive’s title or scope of responsibilities below those existing on the day following the Effective Date, (ii) a reduction in the Executive’s reporting responsibilities such that he no longer reports directly to the Company’s CEO, (iii) a reduction in the Executive’s annualized base pay or the Executive’s target bonus opportunity during fiscal year 2007, or (iv) a reduction in the Executive’s Total Direct Compensation in Fiscal 2008 below one million six hundred fifteen thousand dollars ($1,615,000);

(b)	The liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11.1;

(c)	Material violation by the Company of any material term or provision of this Agreement, which violation is not remedied within 10 business days after receipt by the Company of written notice thereof from the Executive; or

(d)	Relocation of Executive’s principal place of employment to a location other than Boise, Idaho or Minneapolis, Minnesota.

By acceptance of this Agreement, the Executive specifically acknowledges that the title, role, responsibilities, base pay, and target bonus described in this Agreement and effective as of the Effective Date, which are different from those applicable to the Executive in respect of the Executive’s duties and responsibilities at Albertsons, will not be the basis for a termination for “Good Reason.” For the avoidance of doubt, the parties agree that any material changes to the terms and conditions of the Executive’s employment set forth herein that occur after the Effective Date may constitute the basis for a termination for Good Reason, but that a basis for a termination will not arise solely as a result of a divestiture or restructuring of one or more of the retail banners results in a diminution of responsibilities but does not materially diminish the Executive’s position.

1.9. “Qualifying Termination” means any one or more of the following that occurs within two (2) years after the Effective Date:

(a)	An involuntary termination of the Executive’s employment by the Company without “Cause”;

(b)	A voluntary termination of employment by the Executive for Good Reason;

(c)	Death; or

(d)	A termination of employment due to the Executive’s Disability.

1.10. “Term” means the period beginning on the Effective Date and ending at the earlier to occur of:

(a)	The Termination Date; or

(b)	The second anniversary of the Effective Date.

1.11. “Termination Date” means the date on which the Executive’s employment is terminated.

1.13. “Total Direct Compensation in Fiscal 2008” means the sum of:

(a)	The Executive’s annualized rate of base pay for fiscal 2008;

(b)	The Executive’s targeted annual bonus for fiscal 2008;

(c)	The targeted value under any long-term incentive award granted to the Executive by the Company (not including any stock options or restricted shares) in fiscal 2007; and

(d)	The grant date value of any stock options or restricted shares (or similar equity-based awards) granted to the Executive in fiscal 2008 (valued using the Black-Scholes option valuation methodology), plus the targeted value of any other long-term incentive award opportunity granted to the Executive in fiscal 2008.

1.13. “Welfare Benefits” means Employee Benefits that are provided under any “welfare plan” (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) by the Company.

Article 2. Outstanding Incentives in Year of Qualifying Termination

If the Executive incurs a Qualifying Termination, the Company will pay in cash to the Executive a lump sum amount equal to the value of the Executive’s targeted annual bonus and targeted long-term incentive award (other than the Retention Award, which will vest in full as provided in the letter agreement between the Company and Executive, any stock options or restricted shares) for the performance periods that include the date on which the Qualifying Termination occurs, disregarding any applicable vesting requirements. Any such amounts shall be prorated based on the amount of time worked during each relevant performance period in relation to the total length of the performance period.

Article 3. Benefits Continuation Following a Qualifying Termination

Following an involuntary termination without Cause or a voluntary termination for Good Reason, the Company shall provide the Executive with the following:

(a)	For a period of 36 months following the Termination Date (the “Continuation Period”), the Company will arrange to provide the Executive with Welfare Benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date. If and to the extent that any benefit described in this Section 3 (a) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Welfare Benefits along with, in the case of any benefit described in this Section 3 (a) which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” will be the termination of the Continuation Period and the Executive will be considered to have remained actively employed on a full-time basis through that date. Further, for purposes of the immediately preceding sentence and for any other purpose, including, without limitation, the calculation of service or age to determine the Executive’s eligibility for benefits under any retiree medical benefits or life insurance plan or policy, the Executive shall be considered to have remained actively employed on a full-time basis through the termination of the Continuation Period. Without otherwise limiting the purposes or effect of this Agreement, Welfare Benefits otherwise receivable by the Executive pursuant to this Section 3 (a) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Termination Date, and any such benefits actually received by the Executive will be reported by the Executive to the Company. Notwithstanding the foregoing, to the extent that all or a portion of any such Welfare Benefit cannot be provided to Executive in the manner set forth above without the Executive becoming subject to the additional tax imposed under Section 409A, the Company shall not be required to provide such benefit in the form described above, but instead shall pay the Executive an additional amount in cash in a single lump sum payment 10 business days after the date of the Qualifying Termination equal to the present value of the value of such portion of the Welfare Benefits, with such present value to be determined based on the short-term applicable federal rate (as defined in Section 1274(d) of the Internal Revenue Code) as in effect for the month in which such Qualifying Termination occurs, with an additional amount to be paid to the Executive as necessary to compensate the Executive for any and all taxes payable by the Executive with respect to such cash payment (and the gross-up payment related thereto), if the type of Welfare Benefit that cannot be provided is available to continuing employees on a tax exempt basis.

(b)	Outplacement services by a firm selected by the Executive, at the expense of the Company in an amount up to fifty thousand dollars ($50,000).

Article 4. Payment of Interest

Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column, plus two percent (2%). Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

Article 5. Conditional Excise Tax Gross-Up

5.1. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, but subject to Section 5.2 (g), in the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Article 5) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-up Payment will be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the [enter date of original agreement], or

(ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

5.2. Excise Tax Gross-Up Procedures.

(a)	Subject to the provisions of Section 5.1, all determinations required to be made under Article 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm or benefits consulting firm (the “National Firm”) selected by the Company in its sole discretion. The Company will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company. If the National Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within ten business days after receipt of such determination and calculations with respect to any Payment to the Executive. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph (e) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

(b)	The Company and the Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5.2(a). Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

(c)	The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by the Executive. The Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

(d)	The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by Section 5.2(a) will be borne by the Company.

(e)	The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

(i)	Provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii)	Take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii)	Cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	Permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this

Section 5.2(e), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 5.2(e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f)	If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.2(e), the Executive receives any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Section 5.2(e) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.2(e), a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Article 5.

(g)	Notwithstanding any provision of this Agreement to the contrary, but giving effect to any redetermination of the amount of Gross-Up payments otherwise required by this Section 5.2 if (i) but for this sentence, the Company would be obligated to make a Gross-Up Payment to the Executive, (ii) the aggregate “present value” of the “parachute payments” to be paid or provided to the Executive under this Agreement or otherwise does not exceed 1.15 multiplied by three times the Executive’s “base amount,” and (iii) but for this sentence, the net after-tax benefit to the Executive of the Gross-Up Payment would not exceed fifty thousand dollars ($50,000) (taking into account income taxes, employment taxes and any Excise Tax), then the payments and benefits to be paid or provided under this Agreement will be reduced (or repaid to the Company, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to the Executive, as so reduced or repaid, constitutes an “excess parachute payment.” For purposes of this Section 5.2(g), the terms “excess parachute payment,” “present value,” “parachute payment,” and “base amount” will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under this Agreement is required pursuant to this Section 5.2(g) will be made at the expense of the Company, if requested by the Executive or the Company, by the National Firm. Appropriate adjustments will be made to amounts previously paid to Executive, or to amounts not paid pursuant to this Section 5.2(g), as the case may be, to reflect properly a subsequent determination that the Executive owes more or less Excise Tax than the amount previously determined to be due. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced or repaid pursuant to this Section 5.2(g), the Executive will be entitled to designate the payments and/or benefits to be so reduced or repaid in order to give effect to this Section 5.2(g). The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days prior to the Termination Date or other due date, the Company may effect such reduction or repayment in any manner it deems appropriate.

Article 6. Mitigation

6.1. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Article 8 will further limit the employment opportunities for the Executive. Accordingly, the payment of the retention compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 3.1(a).

Article 7. Legal Fees and Expenses

Executive’s legal fees related to the negotiation of this agreement by the law firm of Debevoise & Plimpton shall be paid for by the Company.

If it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement or Section 4(c) of the Albertsons Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action in regard thereto, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the

Company, in any jurisdiction. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will, subject to the notification requirements and applicable limitation set forth below, pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success. Subject to compliance with the following paragraph, such payments will be made within 15 business days after delivery of the Executive’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.

As a condition to the Company’s obligation to reimburse Executive for legal fees incurred by Executive in connection with any claim under this Agreement against the Company, the Executive shall be required to provide the Company with written notice of the claim, which shall specify in reasonable detail the basis for the claim (the “Initial Claim Notice”); provided that Executive may incur, and the Company shall be responsible for, legal fees and expenses not in excess of $5,000 prior to the delivery of an Initial Claim Notice with respect to any claim or series of related claims. The Executive shall not be entitled to be reimbursed for any additional legal fees incurred during the 10 business day period following delivery of the Initial Claim Notice (the “Evaluation Period”), during which time the Company shall have the opportunity to evaluate the claim and consider its merits. The Executive shall be entitled to be reimbursed for any legal fees and expenses incurred following the expiration of the Evaluation Period, without any limitation other than as specified in the immediately preceding paragraph. Following the expiration of the Evaluation Period, either party may elect to submit the claim to arbitration in accordance with the rules of the American Arbitration Association (“AAA”) by written notice to the other party and to the AAA (in which case such arbitration shall be the sole and exclusive means of dispute resolution with respect to such matter, with the decision of the arbitrator binding and not subject to judicial review). Unless the parties shall agree to a different location, the arbitration shall occur in the city in which the Executive is performing his services under this Agreement at the date the Initial Claim Notice is delivered (except that if the dispute relates to a claim related to the relocation of the Executive’s principal place of employment, the arbitration will take place in the city where he was performing his services prior to such relocation). Unless otherwise agreed by the parties, the arbitration shall be heard by a single arbitrator, who shall be selected from a list of ten potential arbitrators provided by the AAA, with each party alternatively striking one name from the list until only one remains, with the Executive making the first deletion. Each party agrees that, if any claim is presented for arbitration, he or it will use his or its best efforts to select the arbitrator within 45 days of the notice for arbitration and will act in good faith to pursue prompt resolution of the arbitration proceeding.

Article 8. Competitive Activity; Confidentiality; Nonsolicitation; Nondisparagement

8.1. During the Term and for a period ending one year following the earlier to occur of (i) the expiration of the Term and (ii) the Termination Date, the Executive will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, engage in any Competitive Activity.

8.2. During the Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 8.2) to the extent necessary for Executive to carry out his obligations to the Company. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive’s breach of this Section 8.2) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” will also include any subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 8.2 will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

8.3. The Executive hereby covenants and agrees that during the Term and for one year thereafter Executive will not, without the prior written consent of the Company, on behalf of Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

8.4. The Executive hereby covenants and agrees that the Executive will not make, publish or cause to be made or published any public or private statement disparaging the Company or its present or former officers, directors or employees.

8.5. Executive and the Company agree that the covenants contained in this Article 8 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under this Article 8 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

Article 9. Employment Rights

Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company.

Article 10. Withholding of Taxes

The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

Article 11. Successors and Binding Agreement

11.1. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

11.2. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

11.3. This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11.1 and 11.2. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11.3, the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

Article 12. Notices

For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

Article 13. Governing Law

The validity, interpretation, construction, and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

Article 14. Validity

If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

Article 15. Survival

Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Article 5, Article 7, and Article 8 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

Article 16. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

Article 17. Miscellaneous Provisions

17.1. Modifications, Waivers, or Discharges. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive. No waiver by either party hereto at any time of any breach by the other party hereto or of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

17.2. Future Employment. With the exception of restrictions on competition set forth herein, nothing in this Agreement shall restrict the Executive from securing future employment or providing services for remuneration in any other form following termination of the Executive’s employment with SUPERVALU.

17.3. Severability The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Article 18. Entire Agreement

By signing this Agreement, the Executive is agreeing to replace and supersede the Executive’s former provisions of employment with the terms contained herein, except as specifically provided herein. Accordingly, any rights the Executive may have with respect to continued employment and termination of employment shall be governed by the terms of this Agreement. Without limiting the generality of the foregoing, this Agreement specifically supersedes and replaces the Change of Control Severance Agreement entered into by and between Albertsons, Inc. and the Executive, and, effective as of the Effective Date, the Executive will have no rights under such Change of Control Severance Agreement.

This Agreement sets forth the entire agreement of the parties hereto in respect to the subject matter contained herein, and supersedes all other prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of any party hereto; and any prior agreements of the parties hereto in respect to the subject matter contained herein, including, without limitation, any prior severance agreements, are hereby terminated and cancelled.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SUPERVALU

By:	/s/ David E. Pylipow
David E. Pylipow
Executive Vice President, Human Resources

/s/ Duncan C. Mac Naughton
Duncan Mac Naughton